Exhibit 10.5

ACCELERIZE NEW MEDIA, INC.
CONSULTING AGREEMENT

This consulting agreement is by and between Accelerize New Media, Inc., a Delaware corporation with headquarters at 6477 HWY 93 South, Suite 303, Whitefish, MT 59937 (the “Company”), and Facility Consulting, LLC, a Nevada LLC (the “Provider”), and will be effective as of January 1, 2007 (the “Effective Date”):

1. Consultant.

(a) The Provider agrees to provide Dan Goldberg (the “Consultant”) as a consultant to the Company to perform the provisions of this agreement on the terms and conditions set forth below. The Provider understands that the Company has purchased the business of The Debt Reduction Group, LLC (“DRG”) and intends to continue and to grow DRG’s internet marketing business (the “DRG Business”) as well as all other aspects of the Company’s business.  As a 50% owner of DRG, the Consultant provided services to the DRG Business and, pursuant to this Agreement, will provide similar services as well as other consulting services to the Company in connection with the integration of the DRG Business as well as in connection with the operation of the business of the Company (the “Services”). The Services will include responsibility for all marketing of the DRG Business and advising on the websites, edgar sales and marketing of the Company’s properties including executivedisclosure.com, secfilings.com or "Investor Services".

(b) So long as the Consultant is engaged in the Services on a full time basis, he will devote sufficient business time, labor, skill, attention and work to the best of his ability to perform his duties hereunder in a manner which will faithfully and diligently further the business and interests of the Company. During the term of his consultancy, the Consultant will not directly or indirectly pursue any other business activity which unreasonably interferes with the performance of his duties and responsibilities hereunder; provided, however, that the Consultant may pursue other business interests and serve on civic or other charitable boards or committees and manage personal investments, so long as such activities do not interfere in any material respect with the performance of his duties and responsibilities hereunder; provided further that this Section 1(b) shall not apply when the Consultant is consulting on a “Part-Time” basis (as defined below).

2. Representations and Warranties. The Provider and the Consultant represent and warrant that the Consultant does not have and will not enter into (a) obligations with any third parties that interfere with the satisfaction of his obligations to the Company as provided hereunder and (b) any arrangements that might impact the performance of his Services or the ownership of any intellectual property that he may develop during the Term.

3. Compensation. In consideration for the provision of the Consultant to perform the Services for the Company, the Provider will receive (a) One Hundred Twenty Thousand Dollars ($120,000) per year so long as the Consultant is engaged in the Services on a full time basis, (b) the Company will reimburse the Consultant for the cost of his health insurance premium as set forth on Exhibit A and (c) the Company will reimburse the Consultant for the cost of monthly cell phone charges for calls relating to the Company’s business or the provision of the Services hereunder. When the provision of the Services becomes Part-Time, payments owing hereunder shall be reduced to $75,000 per year and the Company shall no longer be responsible for the payment of the Consultant’s health insurance premium or cell phone charges. For the purposes of this Section 3, the Consultant shall be deemed to be engaged “Part-Time” if the President or the Consultant notifies the other that the status has been reduced to Part-Time or requests that the Services provided hereunder be reduced or revised. If the Consultant disagrees with a determination that he be engaged Part-Time, the parties agree to work together to determine how he can fulfill his obligations under this Agreement on a full time basis. Notwithstanding that the Services are rendered on a Part-Time basis, the Consultant shall remain obligated to perform all the Services required of him hereunder (taking into account any reduction or revision of the Services agreed upon by the parties).

Stock Option Plan. The Consultant shall, to the extent he is otherwise eligible, be entitled to participate in the Company’s stock option plan; provided that any grant of options shall be subject to vesting and other terms and conditions as may be determined by the Board of Directors of the Company. Upon execution of this agreement, the Consultant shall be granted a non-qualified stock option (an “NSO”) to purchase 400,000 shares of the Company’s common stock subject to the terms and conditions of the option agreement between the Company and you relating to such option of even date herewith (the “NSO Agreement”).

5. Term and Termination. The term of this Agreement shall be for three (3) years from the Effective Date (the “Term”);provided that you shall have the option to renew for an additional 2 year term by giving written notice to the Company of your intention to do so 60 days before the expiration of the Term. If this option is exercised the word “Term” shall include such additional 2 year period. You and the Company may also elect to continue your consulting after expiration of the Term or the renewal period on such terms and conditions of consulting as are mutually agreed upon; provided further that Section 6 of this Agreement shall continue in full force and effect during any period in which you are consulting with the Company, including without limitation, any period of consulting following the Term and shall survive the termination of your consulting.

(a) Termination Without Cause. During the Term, this Agreement and the Consultant’s services may be terminated by either party without Cause by giving thirty (30) days’ prior written notice of such termination to the other party; provided, however, that the Company may terminate the consultancy without any payment obligation immediately after receiving written notice that the Provider intends to terminate this Agreement. In the event that the Company terminates the Consultant’s services without Cause during the Term, the Company shall, subject to the Consultant’s execution and delivery of a general release in favor of the Company and its affiliates, and the Provider’s and Consultant’s compliance with the terms of this Agreement, pay a severance payment of the greater of the remaining payments due on the term of this Agreement or an Annual Base Salary otherwise payable through one (1) year, payable in accordance with the Company’s normal payroll practices (or, at the Consultant’s option, in one lump sum payment, discounted to present value using a 5% discount rate), and notwithstanding anything to the contrary, the Consultant will be entitled to such payments only if the Consultant and Provider have complied in full with the terms of this Agreement following his termination (e.g., his Non-Competition, Non-Solicitation, Confidentiality, and Return of Property obligations, etc.). In addition, (i) the Consultant shall be entitled to receive all earned but unpaid amounts due under Section 3 (which shall become due and payable on the date of termination) and (ii) any of the Consultant’s unvested options issued pursuant to the Company’s Stock Option Plan, bonuses and other compensation shall vest on the date of termination.

(b) Termination with Cause. The Provider and Consultant understand and agrees that the Company reserves the right to terminate this Agreement for Cause upon thirty (30) days prior written notice to the Provider. Upon termination for Cause, the Company shall pay the Provider any accrued but unpaid compensation owing as of the termination date, and the Consultant will deliver to the Company all of the work that he has prepared to date for the Company and return any property belonging to the Company. The Consultant acknowledges that his obligations under Section6, will survive the termination or expiration of this Agreement.

For the purposes of this Section 5, “Cause” shall mean Consultant’s:

(i)
failure or refusal to perform, or any misconduct in the performance of, any significant portion of his obligations, duties and responsibilities under this Agreement, which (A) is incapable of cure or (B) has not been cured or remedied as promptly as is reasonably possible (and in any event within forty-five (45) days) after written notice from the Company to the Consultant specifying in reasonable detail the nature of such failure, refusal or misconduct; or

(ii)
material breach of the provisions of Sections 6, of this Agreement which (A) is incapable of cure or (B) has not been cured or remedied promptly (and in any event within forty-five (45) days) after written notice from the Company to the Consultant specifying in reasonable detail the nature of such breach; or

(iii)	act or acts of dishonesty in connection with his employment; or

(iv)	commission of a felony or other crime which materially and adversely affects the Company or its business or reputation.

6. Restrictions. The Provider and Consultant acknowledge that the business in which the Company is engaged is highly competitive and that as a result of the Consultant’s position within DRG and the Company, he has acquired and will acquire extensive confidential information and knowledge of the business of the Company, and will develop relationships with, and/or knowledge of, customers, clients, employees, sales agents, middlemen and suppliers of the Company and its subsidiaries and affiliates. In light of the foregoing, the Provider and the Consultant agree as follows:

6.1 Nonsolicitation. While Consultant is performing Services hereunder and for a period of eighteen (18) months thereafter, he agrees that he will not, either directly or indirectly, (a) attempt to recruit, solicit or take away any employee or consultant of Company; make known to any person, firm or corporation the names or addresses of, or any information pertaining to any employee or consultant of Company or (b) attempt to call on, solicit or take away any customer or collaborating partner of Company or any prospective customer or collaborating partner whose identity as such was learned by him during the performance of the Services hereunder.

6.2. Non-competition. While the Consultant is performing the Services and for a period of eighteen (18) months thereafter, (a) he will not directly or indirectly be interested in, as an owner, partner, member or shareholder of any entity, which engages in activities related to debt reduction, financial website portals or any other activity that is specific to the business of the Company and its affiliates from time to time (“Proscribed Activity”) provided, however, that the Consultant and members of his family may acquire (or hold) solely for investment purposes up to 5% of the outstanding equity interests in any publicly-traded company; and (b) the Consultant will not, directly or indirectly as an employee, officer, director, partner, joint venturer, consultant or otherwise engage in any Proscribed Activity or participate, consult with, render services to or permit his name to be used or any other manner or capacity engage in any business or enterprise which engages in Proscribed Activity.

6.3 No Recruiting. While the Consultant is performing the Services and for a period of eighteen (18) months thereafter, the Consultant will not, directly or indirectly, on his own behalf or as an owner, partner, officer, director, employee or consultant of any entity, hire or offer to hire any person who is or was an employee or contractor or collaborating partner of the Company. Notwithstanding anything to the contrary above, if during the period that this provision is effective, the Consultant and Damon Stein are no longer employed by the Company, they may collaborate on other business endeavors which do not compete with the Company’s business.

6.4 Confidentiality.

(a) The Provider and the Consultant agree at all times during performance of the Services for the Company and thereafter to hold in strictest confidence, and not to use, except for the benefit of the Company and within the scope of the Services for the Company, or to disclose (except as required by law) to any person or entity, any Confidential Information of the Company. “Confidential Information” means (i) any and all information, in whatever form, whether reduced to writing, maintained on any form of electronic media, or maintained in mind or memory, received by the Provider or the Provider or the Consultant or generated by the Consultant on behalf of the Company at any time before or after the date of this Agreement relating to the current or prospective business, research and development activities, products, technology, strategy, organization and/or finances of the Company, or of third parties (including affiliates, vendors, suppliers and customers) with which the Company has a business relationship and (ii) any other information, in whatever form, designated by the Company as confidential, in either of cases (i) or (ii), above, whether disclosed to, or obtained by the Provider or the Consultant prior or subsequent to the date of execution of this Agreement. Confidential Information shall include without limitation customer lists, database information, samples, demonstration models or materials and other embodiments of products or prospective products, software and other technology, projections, existing and proposed projects or experiments, processes and methodologies and trade secrets and all Developments, as defined below, but excluding (A) information that the Company deliberately and voluntarily makes publicly available and (B) information disclosed by the Provider or the Consultant to comply with a court, or other lawful compulsory order compelling him to do so, provided he gives the Company prompt notice of the receipt of such order and disclosure is limited only to disclosure necessary for such purpose. The Provider and Consultant specifically acknowledges that the Confidential Information derives independent economic value from not being readily known to, or ascertainable by proper means by, others; that the Company has expended considerable sums and efforts to develop such Confidential Information; reasonable efforts have been made by the Company to maintain the secrecy of such information; that such information is the sole property of the Company or its affiliates, vendors, suppliers, or customers and that any retention, use or disclosure of such Confidential Information by the Provider or the Consultant during the Term (except in the course of performing the Services) or any time after termination thereof for any reason, shall constitute a violation of this Agreement and the misappropriation of the trade secrets and Confidential Information of the Company or its affiliates, vendors, suppliers, or customers.

(b) The Provider and the Consultant recognize that the Company has received and in the future will receive Confidential Information of and from other companies subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. The Provider and the Consultant agree to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person or entity or to use it except as necessary in performing the Services.

(c) The Provider and the Consultant agree that all Confidential Information, in any form, shall be and remain the sole and exclusive property of the Company and that immediately upon the termination of the Term, or at any other time that the Company may request, the Consultant will deliver all Confidential Information in his control to the Company or, if instructed to do so by the Company, the Consultant will delete or destroy all Confidential Information in his control.

6.5. Assignment of Work Product.

(a) If at any time during the performance of the Services for the Company, the Consultant has or shall (either alone or with others) make, conceive, create, discover, invent or reduce to practice any invention, design, development, improvement, process, software program, work of authorship, or technique, in whole or in part, or which results from any work which he may do for or at the request of the Company, whether or not conceived by him while on holiday, on vacation, or off the premises of the Company, including such of the foregoing items conceived during the course of his consultancy which are developed or perfected after his termination date, whether or not patentable or registrable under copyright or similar statutes (herein called “Developments”) that (i) relates to the business of the Company or any of the products or services being developed, manufactured or sold by the Company, or (ii) results directly or indirectly from tasks assigned him by the Company or (iii) results from the use of premises or property (whether tangible or intangible) owned, leased or contracted for by the Company, the Consultant shall promptly disclose to the Company each such Development and the Company shall have a first right of refusal on whether it wants such Development and all rights and interests therein (the “Right of First Refusal”). The Company may exercise this right by (i) confirming its interests in the Development in writing to the Consultant within 90 days of Consultant presenting such Development to Company and (ii) including a plan to implement the Development within a fixed time frame (the “Development Plan”).

(b) If the Company exercises its right of first refusal then all records relating to such Developments shall be the sole and absolute property of the Company. At such time, the Consultant shall deliver to the Company all records relating to each such Development; and will assign any rights (including, but not limited to, any rights under patent law and copyright law or other similar laws) the Consultant may have or acquire in the Developments to the Company, without further compensation. To the extent any work of authorship to which the Company has exercised the Right of First Refusal may not be deemed to be a work made for hire, the Consultant agrees to irrevocably, perpetually and unconditionally transfer and assign to the Company all right, title, and interest including copyright in and to such work without further compensation.

(c) With respect to any Development for which the Company has exercised its Right of First Refusal, the Consultant will, during the Term and at any time thereafter, at the request and cost of the Company, promptly sign all such assignments, applications and other documents, and take such other actions, as the Company and its duly authorized agents may reasonably require: (i) to evidence the Company’s ownership of any Development and to apply for, obtain, register and vest in the name of the Company, or renew, patents, copyrights, trademarks or other similar protection for any Development in any country throughout the world and (ii) to initiate or defend any judicial, administrative or other proceedings in respect of such patents, copyrights, trademarks or other similar rights.

(d) In the event the Company is unable, after reasonable effort, to secure the Consultant’s signature for such purposes for any reason whatsoever, the Consultant hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as his agents and attorneys-in-fact, to act for and in his name, behalf and stead, to execute and file any such assignments, applications or other documents and to do all other lawfully permitted acts to further the obtaining and protection of such patents, copyright or trademark registrations or other rights with the same legal force and effect as if executed by the Consultant.

(e) If Company declines interest, does not wish to pursue the Developments, or does not respond in writing to Consultant within the 90 day refusal period, then such Developments shall be the sole and absolute property of Consultant. If the Company fails within 6 months from the date it delivers a Development Plan to the Consultant to implement any part of such plan then all rights in such Development shall revert to the Consultant.

6.6.  Prior Inventions. The Consultant does not have any pre-existing inventions that specifically relate to the Company’s business of debt reduction or financial portals. All inventions that the Consultant has made and owns, and all associated intellectual property rights, as of the Effective Date that relate to the Company’s business of debt reduction or financial portals shall be considered Developments and are subject to the terms hereof.

6.7 Return of Property. At the expiration of the Term, or at any other time upon written request by the Company, the Consultant shall promptly deliver to the Company all records, files, memoranda, designs, data, reports, drawings, plans, computer programs, software and other documents (and all copies or reproductions for such materials in my possession or control) belonging to the Company, including, without limitation, all Developments and/or Confidential Information and anything relating thereto.

6.8 For the purposes of this Agreement, “Company” shall mean the Company and its subsidiaries and affiliates.

7. General.

7.1 Independent Contractor. The Consultant understands that he is an independent contractor, not an employee of the Company, that he has no authority to enter into obligations on behalf of the Company except with the Company’s specific written approval, and that the Company is not responsible for withholding income, social security or other taxes from his compensation.

7.2 Remedies. The Provider and Consultant agree that any breach or threatened breach of Section 6 of this Agreement by him will cause irreparable damage to the Company; in addition to its other remedies at law or in equity the Company shall be entitled to injunctive or other equitable relief in order to prevent the violation of and to enforce my obligations under Section 6, without the posting of any bond.

7.3 No Obligation. The Consultant understands that this Agreement does not create an obligation on the Company or the Consultant or any other person or entity to continue the Consultant’s engagement.

7.4 Cooperation. During the Term and thereafter, the Provider and Consultant agrees to fully cooperate with the Company or its counsel in connection with any matter, investigation, proceeding or litigation regarding any matter in which the Consultant was involved during the Term or to which the Consultant had knowledge based on his provision of the Services to the Company.

7.5 Notices. Any notice or any other communication required or permitted to be given hereunder shall be in writing and shall be sufficiently given (a) when delivered by personal delivery; or (b) two days after sending by registered mail, postage prepaid, return receipt requested, to the party entitled thereto at the address stated below.

(a)           To the Company:
6477 HWY 93 South
Suite 303
Whitefish, MT 59937
Attn: Brian Ross

(b)          To the Consultant:
206 East Patcong Ave.
Linwood, NJ 08221
and
313 Anita Street #B
Redondo Beach, CA 90278

7.6 No Conflict. The Provider and the Consultant represent that the performance of all of the terms of this Agreement does not and will not conflict with or breach any agreement the Provider or Consultant has with any other party.

7.7 Waivers. Any waiver by the Company of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of such provision or any other provision.

7.8 Scope of Restrictions. The Provider hereby agrees that the unenforceability of any one clause of this Agreement shall in no way impair the enforceability of any of the other clauses. If any of the provisions of this Agreement shall for any reason be held to be excessively broad as to scope, activity, subject or otherwise, the parties hereto agree that such provisions shall be construed by the appropriate judicial body by limiting or reducing them, so as to be enforceable to the maximum extent legally permissible.

7.9 Survival of Terms. The Provider and the Consultant’s obligations under Sections 6 and 7 of this Agreement shall survive the termination of this Agreement for any reason whatsoever regardless of the manner of such termination and shall be binding upon their heirs, executors, administrators and legal representatives.

7.10 Successors and Assigns. This Agreement shall inure to the benefit of and be enforceable by the Company’s successors or assigns. The Company shall have the right to assign this Agreement.

7.11 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its conflict of law provisions.

7.12 Dispute Resolution

(a) Hierarchy of Dispute Resolution Procedures. Any dispute, controversy, or claim, whether based on contract, tort, statute, fraud, misrepresentations, or any other legal theory between the Company, on the one hand, and you, on the other hand (a “Dispute”), that arises out of or relates to this Agreement or any obligations or related services to be provided under this Agreement, shall be resolved in accordance with the procedures described in this Section 7.12. In the case of a Dispute, the parties shall establish an internal hierarchy to facilitate resolution of any Dispute as set forth below:

(i) Upon written request of the Company or you , the Company shall appoint one designated representative and you shall either represent yourself or appoint one designated representative whose task it shall be to meet for the purpose of endeavoring to resolve such Dispute. Before any initial meeting, the designated representative shall provide to each party written notice of any Dispute, which notice shall include a detailed description of the claim or dispute sufficient to allow a full analysis and complete response. Each party shall exercise good faith in providing its response to any claim or dispute, in advance of the first meeting between designated representatives. The designated representatives shall meet as often as the parties reasonably deem necessary to discuss the Dispute in an effort to resolve the Dispute without the necessity of any further proceeding.

(ii) The Company and you shall negotiate in good faith in an attempt to resolve the Dispute for a period of not greater than sixty (60) days after notice of the Dispute is received by the parties.

(b) Arbitration

(i) If the parties are unable to resolve any Dispute as contemplated by Section 7.12(a), such Dispute, excluding any matter relating to questions of arbitrability and any action for injunctive relief or specific performance, shall be submitted to arbitration.

(ii) Any arbitration hereunder shall be conducted as a self administered arbitration in accordance with and subject to the Federal Arbitration Act (9 U.S.C. § 1 et seq., the “Arbitration Act”) to the exclusion of any state arbitration laws, and to the extent not inconsistent with the Arbitration Act, in accordance with the commercial arbitration rules of the American Arbitration Association, as then in effect (the “Arbitration Rules”). The arbitration shall occur in New York, NY.

(iii) The arbitration panel shall consist of one(1) arbitrator, chosen by mutual agreement of the parties. The arbitrators shall be a lawyer, judge or mediator experienced in the resolution of commercial disputes. The relevant parties shall cooperate to select the arbitrator promptly after service of a document initiating arbitration.

(iv) The award of an arbitrator shall be final and binding upon the parties to such arbitration proceeding, with only such rights of appeal or review as are available under the Arbitration Act.

(v) Except for the matters specifically addressed in the Arbitration Rules or hereafter in this 7.12(b) the procedural rules for the conduct of an arbitration under this Section 7.12(b) shall be established by the arbitrator consistent with the parties' intent that any arbitration hereunder is to be conducted in a streamlined and expedited manner, with limited discovery, and as economically as practicable. In addition, the following shall apply:

(A) All costs and fees of counsel and expert witnesses shall be borne by the party incurring the same; and

(B) The costs of the arbitrator shall be divided equally among the parties to any arbitration proceeding.

7.13 Entire Agreement; Amendment. This Agreement constitutes the entire agreement between the Company and the Provider with respect to the subject matter hereof (except with respect to the NSO), and supersedes all prior discussions, promises, negotiations and agreements (whether written or oral). The parties agree that the NSO Agreement governs the terms of the NSO and if any provision of this Agreement conflict with the terms of the NSO Agreement, the terms of the NSO Agreement shall govern. This Agreement may be amended or modified only by a written agreement executed by the Company and the Consultant.

7.14 Tax Withholding. The Company may withhold from any amounts payable under this Agreement or otherwise all federal, state, city, or other taxes as may be required pursuant to any law or governmental regulation or ruling.

7.15 During the Term or any extension thereof pursuant to Section 5, the Consultant shall have the right to require the Company to amend the non-qualified stock option issued by the Company to the Consultant of even date herewith so that it mirrors any option granted to Brian Ross after the date hereof in all material respects except as to the number of options granted; provided however that the Consultant understands and agrees that he is not eligible for and may not receive an Incentive Stock Option under the Company's Stock Option Plan even if one is awarded to Mr. Ross.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, I have executed this Agreement, effective as of the Effective Date, as a sealed instrument on this 1st day of January, 2007.

PROVIDER:
Facility Consulting, LLC

By:  /s/ Dan Goldberg
Title: Manager
Name: Dan Goldberg

ACCEPTED: ACCELERIZE NEW MEDIA, INC.

By:  /s/ Brian Ross
Brian Ross
Title:  President

ACKNOWLEDGED: CONSULTANT

/s/ Dan Goldberg
Daniel Goldberg

Exhibit A

[insert description of BCBS plan or attach copy of a bill with relevant information]